Exhibit 99.1

TREE.COM REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

•                  Record continuing operations revenue of $28.1 million exceeds prior guidance; up 17% from fourth quarter 2012.

•                  Record Variable Marketing Margin of $13.5 million, representing 48% of revenue.

•                  Launched new Loan Explorer (“rate table” marketplace) and reverse mortgage offerings in Q1.

•                  Credit card comparison offering live in early Q2 2013, continuing diversification strategy and cost-effective new product roll-outs.

•                  New national ad campaign commenced in May 2013, centered on empowering borrowers to make smarter financial decisions.

•                  Raising 2013 revenue guidance.

CHARLOTTE, N.C., May 14, 2013 — Tree.com, Inc. (NASDAQ: TREE), operator of LendingTree.com, the nation’s leading online source for competitive home loan offers, today announced results for the quarter ended March 31, 2013.

“The first quarter represents another record-breaking quarter for Tree. As we continued to aggressively, yet efficiently, scale our marketing platform, we drove new highs in both revenue and variable marketing margin, which enabled us to deliver on our guidance while reinvesting in the business at an accelerated pace,” said Doug Lebda, Chairman and CEO of Tree.com.

“Our mortgage business continued to lead the way, reporting 29% higher revenue than last year’s first quarter adjusted Exchanges revenue and a 185% increase over GAAP revenue in the same period last year.  The number of mortgage lenders active on our exchange grew over 27% from the fourth quarter 2012 and existing lenders are giving us more wallet share, enabling us to sustain unit economics as we continue to scale lead volume.  We’re continuing to enhance our product suite, as we launched our Loan Explorer rate table product and reverse mortgage and credit card offerings during the quarter and we have several new developments underway.  Most recently, we’re very excited about the launch of our new brand campaign which went live nationwide last week.  I’m confident this campaign will re-energize our iconic brand and resonate with consumers in the months and years ahead.”

First Quarter 2013 Financial and Operating Highlights

Tree.com Exchanges Metrics (1)

$s in millions

						Y/Y
			Q/Q	Q1 2012		% Change
	Q1 2013	Q4 2012	% Change	GAAP	Adjusted	GAAP	Adjusted
Revenue
Mortgage	$25.7	$21.3	20%	$9.0	$19.8 (2)	185%	29%
Non-Mortgage	2.4	2.1	14%	4.5	4.5	(46)%	(46)%
Corporate	—	0.5	(100)%	(0.2)	(0.2)	NM	NM

Total Exchanges revenue	$28.1	$23.9	17%	$13.2	$24.1	112%	17%
Non-Mortgage %	9%	9%		32%	19%

Selling and marketing expense
Exchanges marketing expense (3)	$14.6	$11.6	26%	$9.1	$12.8	60%	14%
Other Marketing	2.6	2.3	12%	1.5	1.5	74%	74%
Selling and marketing expense	$17.3	$13.9	24%	$10.7	$14.3	62%	20%

Variable marketing margin (4)	$13.5	$12.4	9%	$4.1	$11.2	229%	20%
Variable marketing margin % of revenue	48%	52%		31%	47%

Net Income/(Loss) from Continuing Operations	$(0.3)	$2.3	(112)%	$(3.3)	N/A	NM	N/A

Adjusted EBITDA	$4.1	$2.7	49%	N/A	$4.3 (5)	N/A	(6)%
Adjusted EBITDA % of revenue	15%	11%		N/A	18%	N/A

NOTE:  After the completion of the sale of substantially all of the assets of the company’s former mortgage origination business in June 2012, Tree’s revenues and expenses reflect the monetization on our mortgage exchange of all leads generated.  Prior to the third quarter 2012, Tree provided non-GAAP adjusted Exchanges metrics to give investors a view into what our results might have been if the company did not monetize some leads through the former mortgage origination business.  Tree is continuing to provide adjusted Exchanges metrics for applicable historical periods in which the company operated the mortgage origination business.

(1)  Adjusted Exchanges mortgage revenue, total adjusted Exchanges revenue, Exchanges marketing expense, adjusted EBITDA and adjusted EBITDA % of revenue are non-GAAP measures.  Please see “Tree.com’s Reconciliation of Non-GAAP Measures to GAAP” and “Tree.com’s Principles of Financial Reporting” below for more information on these and other non-GAAP measures identified in this table.

(2)  Adjusted Exchanges mortgage revenue is a non-GAAP measure and is defined as revenue generated by our mortgage exchange plus modeled revenue for leads provided to the company’s former mortgage origination business, assuming sale prices for such leads equaled sale prices of leads of similar quality sold to network lenders.  Accordingly, this measure also assumes lender demand on the network would have been sufficient to absorb the additional lead volume without affecting the prices of the leads actually sold.  Please see “Tree.com’s Principles of Financial Reporting” for further explanation of this metric.

(3)  Exchanges marketing expense is defined as the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses, which excludes overhead, fixed costs and personnel-related expenses.  Adjusted Q1 2012 Exchanges marketing expense is a non-GAAP measure that adds to Exchanges marketing expense the selling and marketing expense allocated to the company’s former mortgage origination business and recorded in discontinued operations.

(4)  Variable marketing margin is defined as revenue minus Exchanges marketing expense and is considered an operational metric.  Adjusted Q1 2012 variable marketing expense is adjusted to use Adjusted Exchanges revenue rather than revenue for the calculation.

(5)  Adjusted Q1 2012 adjusted EBITDA is defined as Adjusted EBITDA from continuing operations, plus modeled revenue for leads provided to the company’s former mortgage origination business, minus Exchanges selling and marketing expense allocated to the company’s former mortgage origination business and recorded in discontinued operations.

•                  First quarter 2013 revenue of $28.1 million exceeded prior guidance, driven by substantial growth in our mortgage business.  This represents increases of $4.0 million, or 17%, over adjusted Exchanges revenue in the first quarter of 2012 and $4.2 million, or 17%, over revenue in the fourth quarter 2012.

•                  Non-Mortgage revenue resumed growth sequentially, increasing 14% compared to the fourth quarter 2012.

•                  Variable marketing margin of $13.5 million in the first quarter 2013 was the highest level achieved since we began reporting this operating metric.  This also represents increases of $2.2 million, or 20%, over the first quarter 2012 and $1.1 million, or 9%, over the fourth quarter 2012.

•                  Continuing operations Adjusted EBITDA of $4.1 million, or 15% of revenue, increased $1.4 million, or 49%, from the fourth quarter 2012.  Additionally, previous guidance anticipated approximately $0.3 million related to certain marketing services to be recognized in the first quarter 2013.  These services have subsequently been performed and will now be recognized in the second quarter 2013.

•                  Working capital was $66.8 million at March 31, 2013.  Working capital is calculated as current assets (including unrestricted and restricted cash) minus current liabilities (including loan loss reserves) and does not include $10 million of deferred contingent consideration payable on the one year anniversary of the closing of the sale of the company’s mortgage origination business, subject to various conditions being satisfied.

Business Outlook — 2013

Tree is providing revenue, variable marketing margin and Adjusted EBITDA guidance for 2013 as follows, noting that the company’s recently launched national ad campaign could introduce added variability in the near-term, considering the initial investment and uncertain magnitude and timing of results:

For the full year 2013,

•                  Tree is increasing its top-line guidance.  Revenue is now anticipated to grow 46%–52% over 2012 revenue reported on a GAAP basis and 20%–25% over 2012 adjusted Exchanges revenue.

•                  We continue to anticipate Variable marketing margin to be $49–$54 million.

•                  We continue to anticipate Adjusted EBITDA to be $15–$17 million.

Guidance for Q2 2013,

•                  Revenue is anticipated to grow 7–14% over Q1 2013.

•                  Variable marketing margin is anticipated to be $11–$12 million.

•                  Adjusted EBITDA is anticipated to be $2.5–$3.0 million.

Quarterly Conference Call

A conference call to discuss Tree’s first quarter 2013 financial results will be webcast live today at 11:00 AM Eastern Time (ET).  The live audio cast is open to the public and available on Tree’s investor relations website at http://investor-relations.tree.com/.  For those without access to the Internet, the call may be accessed toll-free via phone at 877-606-1416.  Callers outside the United State may dial 707-287-9313.  Following completion of the call, a recorded replay of the webcast will be available on Tree’s investor relations website until 11:59 PM ET on Tuesday, May 28, 2013.  To listen to the telephone replay, call toll-free 855-859-2056 with passcode # 63806556.  Callers outside the United States may dial 404-537-3406 with passcode # 63806556.

QUARTERLY TABLES AND FINANCIALS —

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2013	2012
	(Unaudited, In thousands)
Revenue	$28,080	$13,235
Costs and expenses
Cost of revenue (exclusive of depreciation shown separately below)	1,356	796
Selling and marketing expense	17,255	10,652
General and administrative expense	6,556	4,803
Product development	1,205	774
Depreciation	885	1,224
Amortization of intangibles	43	107
Restructuring and severance	(2)	(64)
Litigation settlements and contingencies	1,028	222
Total costs and expenses	28,326	18,514
Operating loss	(246)	(5,279)
Other income (expense)
Interest expense	(7)	(121)
Loss before income taxes	(253)	(5,400)
Income tax (provision) benefit	(20)	2,131
Net loss from continuing operations	(273)	(3,269)
Gain from sale of discontinued operations, net of tax	98	—
(Loss) income from operations of discontinued operations, net of tax	(2,542)	17,418
Net (loss) income	$(2,717)	$14,149

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
	(unaudited) (In thousands)
ASSETS:
Cash and cash equivalents	$73,326	$80,190
Restricted cash and cash equivalents	29,027	29,414
Accounts receivable, net of allowance of $541 and $503, respectively	13,545	11,488
Prepaid and other current assets	4,008	773
Current assets of discontinued operations	433	407
Total current assets	120,339	122,272
Property and equipment, net	5,833	6,155
Goodwill	3,632	3,632
Intangible assets, net	10,788	10,831
Other non-current assets	126	152
Non-current assets of discontinued operations	129	129
Total assets	$140,847	$143,171
LIABILITIES:
Accounts payable, trade	$3,279	$2,741
Deferred revenue	643	648
Accrued expenses and other current liabilities	17,857	19,960
Current liabilities of discontinued operations	31,783	31,017
Total current liabilities	53,562	54,366
Other long-term liabilities	751	936
Deferred income taxes	4,712	4,694
Non-current liabilities of discontinued operations	236	253
Total liabilities	59,261	60,249
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	130	126
Additional paid-in capital	905,064	903,688
Accumulated deficit	(814,196)	(811,480)
Treasury stock	(9,412)	(9,412)
Total shareholders’ equity	81,586	82,922
Total liabilities and shareholders’ equity	$140,847	$143,171

The reported results in this release omit per share information and statements of the number of shares outstanding at December 31, 2012 and March 13, 2013. The company determined that the number of outstanding shares has been overstated in prior periods.  The per share information and the corrected number of shares outstanding will be provided in the Form 10-Q for Q1 2013 to be filed with the SEC.  The company believes the errors in previously reported per share earnings information were not material.

TREE.COM’S RECONCILIATION OF NON-GAAP MEASURES TO GAAP ($ in thousands):

Below is a reconciliation of Adjusted EBITDA to net income (loss) for continuing operations.  See “Tree.com’s Principals of Financial Reporting” for further discussion of the Company’s use of these Non-GAAP measures.

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Adjusted EBITDA from continuing operations	$4,086	$2,744	$(2,546)
Adjustments to reconcile to net loss from continuing operations:
Amortization of intangibles	(43)	(43)	(107)
Depreciation	(885)	(901)	(1,224)
Restructuring and severance income (expense)	2	(52)	64
Loss on disposal of assets	(25)	(394)	(60)
Non-cash compensation	(1,433)	(1,021)	(1,184)
Litigation settlements and contingencies	(1,028)	4,049	(222)
Special option holder bonus	(920)	—	—
Other expense, net	(7)	(276)	(121)
Income tax benefit (expense)	(20)	(1,602)	2,131
Net income (loss) from continuing operations	$(273)	$2,504	$(3,269)

Below is a reconciliation of revenue to adjusted Exchanges revenue, selling and marketing expense to adjusted Exchanges marketing expense and Adjusted EBITDA from continuing operations (reconciled to Net income (loss) loss in table above) to Adjusted Exchanges EBITDA.

See “Tree.com’s Principles of Financial Reporting” for further discussion of the Company’s use of these Non-GAAP measures.

Qtr 1
2012
(In thousands)

Revenue (Continuing Operations)	$13,235

Mortgage Exchanges Revenue	$8,993
Adjustment: Modeled Revenue for leads sent to LTL	10,838
Adjusted Mortgage Exchange Revenue	$19,831

Non-Mortgage Revenue	4,463
Corporate Revenue	(221)
Total Adjusted Exchanges Revenue	$24,073

Selling and Marketing Expense (Continuing Operations)	$10,652

Exchanges Marketing	9,142
Adjustment: Shared Variable Marketing allocated to Discontinued Ops	3,683
Adjusted Exchanges Marketing Expense	$12,825

Other Marketing	1,510

Adjusted EBITDA - Continuing Operations *	$(2,546)

Adjustment: Combined revenue and marketing	7,155
Adjustment: Shared compensation costs allocated to Discontinued Ops	(269)
Adjusted Exchanges EBITDA	$4,341

*  See reconciliation in prior table.

TREE.COM’S PRINCIPLES OF FINANCIAL REPORTING

Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and adjusted for certain items discussed below (“Adjusted EBITDA”), adjusted Exchanges mortgage revenue, total adjusted Exchanges revenue, adjusted Exchanges marketing expense, adjusted Exchanges EBITDA and adjusted EBITDA % of revenue as supplemental measures to GAAP. These measures are primary metrics by which Tree.com evaluates (or in the case of adjusted Exchanges metrics, evaluated prior to the sale of the mortgage origination business) the performance of its businesses, on which its marketing expenditures are based and, in the case of Adjusted EBITDA, by which management and many employees are compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.  Tree.com is not able to provide a reconciliation of projected adjusted EBITDA to expected reported results due to the unknown effect, timing and potential significance of the effects of the wind-down of discontinued operations and tax considerations.

Definition of Tree.com’s Non-GAAP Measures

EBITDA is defined as operating income or loss (which excludes interest expense and taxes) excluding amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions or dispositions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition-related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measures presented by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.

Adjusted Exchanges mortgage revenue is defined as revenue generated by our mortgage exchange plus modeled revenue for leads provided to HLC, assuming sale prices for such leads equaled contemporaneous sale prices of leads of similar quality sold to network lenders.  Accordingly, this measure also assumes lender demand on the network would have been sufficient to absorb the additional lead volume without affecting the prices of the leads actually sold.  The Company believes these are reasonable assumptions to facilitate the purpose of this metric, which is to give investors a view into what the results might have been if the Company did not operate HLC.  Investors are cautioned that there is inherent uncertainty in this metric and the Company urges investors to consider this metric and the other non-GAAP measures discussed below that include this metric in addition to results prepared in accordance with GAAP and not as substitutions for or superior to GAAP results.

Total adjusted Exchanges revenue is defined as adjusted Exchanges revenue plus revenue from the non-mortgage verticals.

Exchanges marketing expense is defined as the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses, plus selling and marketing expense allocated to HLC and recorded in discontinued operations.  This metric excludes overhead, fixed costs and personnel-related expenses.  Adjusted Exchanges marketing expense is a non-GAAP measure that adds to Exchanges marketing expense the selling and marketing expense allocated to the company’s former mortgage origination business and recorded in discontinued operations.

Adjusted Exchanges EBITDA is defined as Adjusted EBITDA from continuing operations, plus modeled revenue for leads provided to HLC, minus Exchanges selling and marketing expense allocated to HLC and recorded in discontinued operations.

Non-GAAP adjusted Exchanges metrics are not prepared in accordance with SEC rules or Generally Accepted Accounting Principles requiring certain pro forma financial information giving effect to the disposition of a material asset that has occurred or in some cases that is probable, and they are not intended to be a substitute for such financial information.  The Company prepared and reported pro forma financial information following the closing of the sale of assets of Home Loan Center in accordance with SEC rules and Generally Accepted Accounting Principles, which was filed as an exhibit to Tree.com’s Form 8-K filed on June 7, 2012.

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules.  For the periods presented in this report, there are no adjustments for one-time items except for a $0.9 million option holder bonus payment.

Non-Cash Expenses That Are Excluded From Tree.com’s Adjusted EBITDA and Adjusted Exchanges EBITDA

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units, stock options and restricted stock. These expenses are not paid in cash and Tree.com will include the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, vesting of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with Tree.com remitting the required tax withholding amounts from its current funds.

Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations or anticipations of Tree.com and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company’s relationships with network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain customers in a cost-effective manner; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2012 and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in consumers’ lives.  Our family of brands includes: LendingTree®, GetSmart®, DegreeTree®, LendingTreeAutos, DoneRight!®, ServiceTreeSM, InsuranceTree® and HealthTree. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, education, auto, home services and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com